EXHIBIT 5.6

November 19, 2010

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
United States Securities and Exchange Commission

RE:	Entrée Gold Inc. (the “Company”) filing of a Short Form Base Shelf Prospectus dated November 19, 2010 (the “Prospectus”).

We refer to our report entitled “Ann Mason Project Resource Estimate” dated January 2010 (the “Report”) as referenced in the Prospectus and documents incorporated by reference therein.

This consent is being filed as our consent to the use of our firm name and the Report in the Prospectus and in documents incorporated by reference therein.

We confirm that we have read the Prospectus and we have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within our knowledge as a result of the work we performed in connection with such Report.

We consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10/A filed on November 19, 2010, and any amendment thereto, including post-effective amendments.

Yours truly,

Wardrop Engineering Inc.

/s/Brent Thompson

Brent Thompson, Senior Vice President, Mining Division

.com